EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 11th day of May, 2004 by and among Genaera Corporation, a Delaware corporation (the “Company”), and Roy C. Levitt (the “Executive”).

WHEREAS, the Company desires that Executive continue to be employed by the Company; and

WHEREAS, the Executive has agreed to continue to be employed by the Company; and

WHEREAS, in consideration for the Executive entering into this Agreement, the Compensation Committee of the Board, by written consent dated May 10, 2004, awarded to the Executive 150,000 restricted shares of the Company’s Common Stock on the terms set forth in the consent and in the award agreement; and

WHEREAS, the parties hereto wish to enter into the arrangements set forth herein with respect to the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization and not otherwise defined herein are defined in Section 20 below.

2. Term. Unless earlier terminated pursuant to Section 7, the term of the Executive’s employment hereunder shall commence as of January 1, 2004 (the “Effective Date”) and shall conclude one year after the Effective Date (the “Renewal Date”) (the “Employment Period”); provided, however, that the Employment Period shall be automatically extended for an additional one-year term on the Renewal Date and on each anniversary of the Renewal Date, unless either party gives at least sixty (60) days’ advance written notice to the other party (a “Notice of Non-Renewal”) that it no longer wishes such automatic extensions to continue.

3. Position and Duties. The Executive shall serve as the President and Chief Executive Officer of the Company during the Employment Period. As the President and Chief Executive Officer of the Company, subject to the terms and conditions of this Agreement, the Executive shall render executive, policy and other management services to the Company as reasonably determined by the Board. The Executive shall devote the Executive’s best efforts and substantially full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company during the Employment Period (provided that the Executive may devote time to managing his personal investments and to charitable and community activities, and, with the consent of the Board, take up other offices and positions during the Employment Period). The Executive shall report directly to the Board.

4. Place of Performance. During the Employment Period, the Executive’s principal place of employment and work location shall be Plymouth Meeting, Pennsylvania except for reasonable travel on Company business.

5. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”) of Four Hundred Twenty-Five Thousand Dollars ($425,000). Beginning in January, 2005, the Base Salary shall be reviewed by the Board no less frequently than annually, and may be increased (but not decreased) at the discretion of the Board. If the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the Employment Period (until the date of any subsequent increase). The Base Salary shall be payable bi-weekly or in such other installments as shall be consistent with the Company’s payroll procedures in effect from time to time.

(b) Bonus. In addition to the bonuses set forth in this subsection (b), during the Employment Period, the Executive shall be eligible to earn an annual performance bonus in an amount determined at the discretion of the Board for each fiscal year. The Company shall pay to the Executive on March 31, 2004, a bonus of Two Hundred Thousand Dollars ($200,000) in recognition for his performance during 2002 to 2003. If the Company enters into an agreement for the commercialization and development of squalamine for the treatment of age-related macular degeneration with a third party pharmaceutical company in 2004, then promptly following the execution of such agreement by the parties, the Company shall pay to the Executive an additional bonus in 2004 of Fifty Thousand Dollars ($50,000). The Company shall pay to the Executive on January 15, 2005, a bonus of One Hundred Thousand Dollars ($100,000) (the “Minimum Bonus”). The Executive shall also be eligible to receive an additional bonus up to One Hundred Fifty Thousand Dollars ($150,000) (the “Target Bonus”) determined at the discretion of the Board.

(c) Benefits. During the Employment Period, the Executive will be entitled to all employee benefits and perquisites (including health, welfare, life insurance, stock option,

equity and incentive plans and other arrangements) made available to similarly situated executives of the Company. Nothing contained in this Agreement shall prevent the Company from terminating plans, changing carriers or from effecting modifications in employee benefits coverage for the Executive as long as such modifications are Company-wide modifications that affect all similarly situated employees of the Company.

(d) Vacation. During the Employment Period, the Executive shall be entitled to six (6) weeks vacation during each calendar year, which shall be taken at a reasonable time or times.

(e) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law.

6. Expenses. The Executive is expected and is authorized, subject to the business expense policies as determined by the Board, to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses. The Company shall promptly reimburse the Executive for all such expenses upon periodic presentation by the Executive of an accounting of such expenses on terms applicable to senior executives of the Company.

7. Termination of Employment. Any termination of the Executive’s employment under this Agreement by the Company or the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the

Employment Period under the provision so indicated. Termination of the Employment Period shall take effect on the Date of Termination. The Executive’s employment under this Agreement can be terminated under the following circumstances:

(a) Death. The Employment Period shall terminate upon the Executive’s death;

(b) Disability; Cause. The Company may terminate the Employment Period (i) if the Executive shall have been unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months, or any six months in a twelve-month period (a “Disability”); or (ii) with or without Cause upon 30 days notice under Section 10;

(c) Voluntary Termination by the Executive; Good Reason. The Executive may voluntarily terminate his employment hereunder at any time with or without Good Reason; provided, however, that the Executive must give 30 days prior notice to terminate the Employment Period for Good Reason and 90 days prior notice to terminate the Employment Period without Good Reason; or

(d) Non-Renewal. The Employment Period may terminate pursuant to the terms of Section 2.

8. Compensation upon Termination.

(a) Death. If the Employment Period terminates as a result of the Executive’s death, the Company shall promptly pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination, the Minimum Bonus, as pro rated for the Employment Period (the “Pro rated Bonus”), all accrued vacation days (other than the vacation days covered by the Lump Sum Vacation Payment, as defined below), all other unpaid amounts, if any, which the Executive has accrued as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, and an amount equal to 0.25 times the Executive’s then applicable Base Salary to cover the three months vacation accrued and unpaid as of December 31, 2003 (the “Lump Sum Vacation Payment”), and the Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any life insurance, death in service or other equivalent policy for the benefit of the Executive). In addition, the Executive’s estate or personal representative shall have a period of one year following the Executive’s death during which it can exercise the Executive’s vested options.

(b) Disability. If the Company terminates the Employment Period because of the Executive’s Disability, the Company shall promptly pay to the Executive after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination, the Pro Rated Bonus, the Lump Sum Vacation Payment, all accrued vacation days and all other unpaid amounts, if any, which the Executive has accrued as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, and the Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any disability or other medical or life insurance policy for the benefit of the Executive (and with respect to life insurance, to the extent the Executive is covered by a Company provided life insurance policy at the time of his death)). In addition, the Executive or his personal representative shall have a period of one year following the Executive’s disability during which it can exercise the Executive’s vested options.

(c) By the Company for Cause; By the Executive without Good Reason. If the Company terminates the Employment Period for Cause or if the Executive voluntarily terminates the Employment Period without Good Reason (including pursuant to the Executive’s delivery of a Notice of Non-Renewal), the Company shall promptly pay to the Executive after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination, the Lump Sum Vacation Payment, all accrued vacation days, and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, and other than pursuant to employee benefit plans, the Company shall have no further obligations to the Executive under this Agreement; provided that if the Executive terminates without Good Reason, the Company shall also assign or otherwise transfer to the Executive, to the extent permitted under the applicable insurance policies and at no additional cost to the Company, any disability or other medical or life insurance policy for the benefit of the Executive (and with respect to life insurance, to the extent the Executive is covered by a Company provided life insurance policy at the time of his death)).

(d) By the Company Without Cause; By the Executive for Good Reason. If the Company terminates the Employment Period (including pursuant to the Company’s delivery of a Notice of Non-Renewal) other than for Cause, Disability or death or if the Executive terminates the Employment Period for Good Reason, (i) the Company shall promptly pay to the Executive after the Date of Termination a cash lump sum equal to the Base Salary plus the

Target Bonus in effect for the year in which the notice of Termination is given, the Minimum Bonus, plus any earned but unpaid bonus for any prior year and the Lump Sum Vacation Payment; (ii) the Company shall continue to provide welfare benefits pursuant to Section 5(c) to the Executive for the Continuation Period (or, to the extent such benefits cannot be so provided, the Company shall make a cash payment to the Executive in an amount sufficient (on an after-tax basis) to allow the Executive to obtain comparable benefits for such period), unless and until the Executive receives any such or similar benefits while employed in any capacity by any other employer during the Continuation Period; (iii) all unvested options to purchase Company stock and shares of restricted Company stock then held by the Executive shall become fully vested, exercisable and free from restriction and the Executive shall be entitled to exercise all such vested options only during the Continuation Period and the ninety-day period commencing at the end of the Continuation Period, after which time all options to purchase Company stock held by the Executive will immediately expire; and (iv) all unvested shares of restricted Company stock then held by the Executive shall become fully vested and free from restriction. Other than as set forth herein, the Company shall have no further obligations to the Executive under this Agreement or otherwise (except pursuant to employee benefit plans and as otherwise set forth in this Agreement).

(e) Liquidated Damages. The parties acknowledge and agree that damages suffered by the Executive as a result of termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the payments and benefits provided pursuant to Section 8(d) shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Company plan, such liquidated damages shall be in lieu of all other claims that the Executive may make with respect to termination of his employment, the Employment Period or any such breach of this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as specifically provided in clause (ii) of Section 8(d), such amounts shall not be reduced whether or not the Executive obtains other employment.

(f) Consulting. If the Company terminates the Employment Period (including pursuant to the Company’s delivery of a Notice of Non-Renewal) other than for Cause, Disability or death or if the Executive terminates the Employment Period for Good Reason or pursuant to the Executive’s delivery of a Notice of Non-Renewal, then during the one year period following the Date of Termination (the “Consulting Period”), the Company shall engage the Executive to provide consulting services (the “Consulting Services”) to the Company. The Consulting Services shall be provided at such times and at such place as the Company and the Executive shall reasonably agree and shall not require the Executive to spend more than 20 days during the Consulting Period nor more than one day each week during the Consulting Period nor more than eight hours per day during the Consulting Period. During the Consulting Period, the Executive shall not be an employee of the Company but shall be an independent contractor. In consideration for the provision of the Consulting Services and for the non-competition agreement under Section 9, the Company shall pay to the Executive an annual consulting fee of One Hundred Twenty Thousand Dollars ($120,000) payable bi-weekly. The Consulting Period may be extended upon agreement of the Executive and the Company. In the event that the Executive’s employment is terminated by reason of Disability, the Company and the Executive will mutually consider in good faith to have the Executive provide the Consulting Services. In addition, the Executive shall have the right to (i) during the Consulting Period, continue to vest in any outstanding unvested options to purchase, or awards to acquire, securities of the Company, and (ii) for a period of one year following the termination of the Consulting Period, exercise the Executive’s vested options. Notwithstanding any provision to the contrary contained in this Section 9(f), in the event that the Executive accepts a position (the “Position”) with similar responsibilities that he had at the Company prior to the termination of the Employment Period with an entity in the life science, biotech or pharmaceutical sectors, the Consulting Period shall immediately terminate and the Executive shall cease vesting in any outstanding unvested options to purchase, or awards to acquire, securities of the Company as of such date of acceptance and the Executive shall have a period of thirty days following such date of acceptance to exercise any vested options. The Executive shall notify the Company in writing of his date of acceptance of the Position no later than five days following such acceptance.

9. Noncompetition; Nonsolicitation; Confidentiality.

(a) Noncompetition. The Executive acknowledges that in the course of his employment with the Company and its Affiliates and their predecessors, he has and will continue to become familiar with the intellectual property and trade secrets of, and other confidential information concerning, the Company and its Affiliates, that the Executive’s services will be of special, unique and extraordinary value to the Company and its Affiliates and that the Company’s ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depends substantially on the skills and expertise of the Executive. Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that, during the Employment Period and for a period of twelve months following the

Executive’s termination of employment with the Company for any reason during the Employment Period (the “Restricted Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business directly competing with the businesses of the Company or its Affiliates, in any country where the Company or its Affiliates conducts business; provided, however, that passive investments amounting to no more than three percent of the voting equity of a business shall not be prohibited hereby.

(b) Nonsolicitation. During the Restricted Period, the Executive shall not directly or indirectly through another entity (i) induce, attempt to induce or hire any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way willfully interfere with the relationship between the Company or any Affiliate and any employee thereof; or (ii) induce or attempt to induce any partner, joint venturer, licensor, customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.

(c) Information. The Executive acknowledges that the information, observations and data obtained by the Executive concerning the business and affairs of the Company and its Affiliates and their predecessors during the course of the Executive’s performance of services for, or employment with, any of the foregoing entities (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning partnership, licensing, joint venture or acquisition opportunities in or reasonably related to the business or industry of the Company or its Affiliates of which the

Executive becomes aware during such period. Therefore, the Executive agrees that he will not at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Executive’s own account, any of such information, observations, data or any Work Product (as defined below) or Copyrightable Work (as defined below) without the Board’s consent, unless and to the extent that: (a) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive’s acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Affiliates; (b) the Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power; or (c) such disclosure is necessary to prosecute the Executive’s rights against the Company or its Affiliates or to defend himself against any allegations. The Executive agrees to deliver to the Company at the termination of the Executive’s employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Executive may then possess or have under the Executive’s control.

(d) Intellectual Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trade secrets, know-how, ideas, computer programs, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Affiliates that are conceived, developed, made or reduced to practice by the Executive while employed by the Company or any of its predecessors (“Work Product”) belong to the Company, and the Executive hereby assigns, and agrees to assign, all of the Executive’s rights, title and interest in and to the Work Product to the Company. Any copyrightable work (“Copyrightable Work”) prepared in whole or in part by the Executive in the course of the Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company shall own all rights therein. To the extent that it is determined, by any authority having jurisdiction, that any such Copyrightable Work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to the Company all the Executive’s rights, title and interest, including, without limitation, copyright in and to such Copyrightable Work. The Executive shall promptly disclose such Work Product and Copyrightable Work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(e) Enforcement. The Executive acknowledges that the restrictions contained in this Section 9 are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. If the provisions of this Section 9 shall be deemed illegal by any jurisdiction, the provisions in this Section 9 shall be deemed ineffective within such jurisdiction. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

10. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)	If to the Company:

    Genaera Corporation

    5110 Campus Drive

    Plymouth Meeting, PA 19462

    Fax: (610) 941-5399

    Attention: Chief Financial Officer

With a copy to:

    Dechert LLP

    1717 Arch Street

    Philadelphia, PA 19103

    Fax: (215) 994-2222

    Attention: James A. Lebovitz

(b)	If to the Executive:

at the address on the books and records of the Company at the time of such notice, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

12. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 6, 7, 8, 9 and 10 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement or the Executive’s employment on the terms and conditions set forth herein.

13. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder; and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company and any similar event with respect to any successor corporation (collectively, the “Company’s Successor”).

14. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors (including the Company’s Successor) and assigns.

15. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

16. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

17. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive and supersedes any other employment agreement or arrangement between the Executive and the Company.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

20. Definitions.

“Affiliates” means any entity, as may from time to time be designated by the Board, and other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meaning correlative to the foregoing.

“Board” means the board of directors of the Company.

“Cause” means (i) the Executive’s conviction of a felony or a crime involving moral turpitude or the intentional commission of any other act or omission involving fraud; (ii) habitual gross neglect of the Executive’s duties as described in Section 3, which neglect continues uncorrected for ten days following written notice to the Executive by the Company; or (iii) the continued and willful failure to follow the lawful directions of the Board, which failure continues uncorrected for ten days following written notice to the Executive by the Company.

“Continuation Period” means the 12-month period commencing on the Date of Termination.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, thirty days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty-day period; (iii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination; (iv) if the Executive’s employment is terminated pursuant to delivery of a Notice of Non-Renewal, the end of the then effective term of employment hereunder; or (v) if the Employment Period is terminated for any other reason, the date on which Notice of Termination is given.

“Good Reason” means and shall be deemed to exist if, without the prior express written consent of the Executive, (a) the Executive suffers a material change in his reporting obligations, (b) the Executive suffers a material change in the duties, responsibilities or effective authority associated with his titles and positions, as set forth and described in Section 3 of this Agreement; (c) a reduction by the Company of the Executive’s “Base Salary” (as increased from time to time in accordance with Section 5) or in the other compensation and benefits below a level which is substantially equivalent in the aggregate, to those payable to the Executive hereunder, or a material adverse change in the terms or conditions on which any such compensation or benefits are payable as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement; (d) the Company fails to pay the Executive’s accrued compensation or to provide for the Executive’s accrued benefits when due; (e) the Executive’s place of employment and work location, as provided under Section 4 is moved to a location more than 25 miles from Plymouth Meeting, Pennsylvania or (f) the failure or refusal of the Company’s Successor to expressly assume this Agreement in writing.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

GENAERA CORPORATION

By:	/s/ John A. Skolas
Name:	John A. Skolas
Title:	Senior Vice President, Chief Financial Officer and General Counsel

/s/ Roy C. Levitt
Roy C. Levitt